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                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT
OF 1934

FILED BY THE REGISTRANT [X]
FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

CHECK THE APPROPRIATE BOX:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         ANDREA ELECTRONICS CORPORATION
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                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                      N/A
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                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and
0-11.
    1) Title of each class of securities to which transaction applies:

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    2) Aggregate number of securities to which transaction applies:

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    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    4) Proposed maximum aggregate value of transaction:

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    5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.
Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

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    2) Form, Schedule or Registration Statement No.:

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    3) Filing Party:

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    4) Date Filed:

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                       ANDREA ELECTRONICS CORPORATION
                               11-40 45th Road
                      Long Island City, New York 11101

                             --------------------

             NOTICE OF ADJOURNED ANNUAL MEETING OF SHAREHOLDERS
                       TO BE RECONVENED AUGUST 28, 1997

                             --------------------

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of
ANDREA ELECTRONICS CORPORATION ("Company"), as adjourned from June 19, 1997, and as subsequently adjourned from July 24, 1997, will be reconvened at the offices of the Company, 11-40 45th Road, Long Island City, New York 11101 on Thursday, August 28, 1997 at 10:00 A.M. New York time, for the purpose of acting upon the proposal to authorize an amendment to the Company's 1991 Performance Equity Plan increasing the number of shares issuable thereunder to 2,000,000 shares from 1,500,000 shares. This proposal was set forth in the Notice of Annual Meeting of Shareholders and related Proxy Statement, each dated May 17, 1997. The proposal requires the affirmative vote of a majority of the outstanding shares, and as of July 24, 1997, proxies to vote 2,703,580 shares out of a total of 4,038,277 shares authorized to vote had been received. Of these proxies, 1,913,047 shares were in favor of the proposal.

YOU ARE URGED TO READ THE PROXY STATEMENT, WHICH CONTAINS
INFORMATION RELEVANT TO THE PROPOSAL TO BE VOTED ON AT THE RECONVENED MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE PROPOSAL NUMBER THREE ON THE ACCOMPANYING PROXY CARD AND SIGN, DATE AND MAIL IT PROMPTLY IN THE ENCLOSED ADDRESSED, POSTAGE PREPAID ENVELOPE. YOU MAY REVOKE YOUR PROXY IF YOU SO DESIRE AT ANY TIME BEFORE IT IS VOTED.

                                             By Order of the Board of Directors

                                             Richard A. Maue
                                             Secretary

Long Island City, New York
July 25, 1997
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[LETTERHEAD:  ANDREA ELECTRONICS CORPORATION]





July 25, 1997

Dear Fellow Shareholder:

We are writing you regarding the proposal to increase the number of shares of Common Stock issuable under the Company's 1991 Performance Equity Plan. This proposal is set forth as Proposal Three in the Proxy Statement for the 1997 Annual Meeting of Shareholders of Andrea Electronics. At present, approximately one-third of our shareholders still have not voted on this proposal, causing it to be shy by about 2.6 percentage points of the absolute majority required for its adoption.

In order to provide additional time to consider and vote upon this proposal, the Annual Meeting of the Shareholders has been further adjourned until Thursday, August 28, 1997 at 10 A.M. New York time at our offices in Long Island City. Please take a moment to sign and return the enclosed duplicate proxy. A postage-paid reply envelope has been provided for your convenience.

The purpose of the 1991 Performance Equity Plan is to promote the well-being of the Company by attracting and retaining employees and consultants of the highest caliber and providing increased incentive for directors, officers and key employees. In this respect, we hope that you have seen our recent second quarter earnings announcement.

For the six months ended June 30, 1997, revenues were $11.5 million, an increase of 320% over the first six months of 1996, with net income of $1.3 million, or $.33 per share, compared to a net loss of $1.5 million, or $.43 per share, during the first six months of 1996.

Options are an important tool for motivating our staff to continue this performance. Currently, however, there are no shares available under the Plan for further options to be granted. Proposal Three will provide an opportunity to grant new options covering an additional 500,000 shares. We believe that our ability to grant additional options is important to maintaining the Company's progress.

We wish to thank you very much for your continuing support. Please do not hesitate to contact us to discuss any matter concerning Andrea Electronics.

                                             Very truly yours,




                               Douglas J. Andrea                John N. Andrea
                               Co-President                     Co-President